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                                                                   Exhibit 21.1


                  SUBSIDIARIES OF BOISE CASCADE HOLDINGS, L.L.C.



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                                                    State or Jurisdiction of
Name of Subsidiary                                Incorporation or Organization
------------------                                -----------------------------

Boise Cascade, L.L.C.                                       Delaware

Boise Cascade Finance Corporation                           Delaware

Boise White Paper, L.L.C.                                   Delaware

Boise Packaging & Newsprint, L.L.C.                         Delaware

Boise Building Solutions Manufacturing, L.L.C.              Delaware

Boise Building Solutions Distribution, L.L.C.               Delaware

Boise Building Solutions Manufacturing Holdings Corp.       Delaware

Boise Cascade Aviation, L.L.C.                              Delaware

Boise Cascade Corporation Chile, S.A.                       Chile

BC Chile Investment Corporation                             Delaware

BC Brazil Investment Corporation                            Delaware

Compania Industrial Puerto Montt, S.A.                      Chile

Boise Cascade Do Brazil Ltd.                                Brazil

Boise Alljoist Ltd.                                         Canada

Boise Building Products Limited                             UK

Boise White Paper Holdings Corp.                            Delaware

BC China Corporation                                        Delaware

International Falls Power Company                           Delaware

Minnesota, Dakota & Western Railway Company                 Minnesota

Boise Cascade Transportation Holdings Corp.                 Delaware

B C T, Inc.                                                 Delaware

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